Exhibit 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com

FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces
Acquisition of Pulse Systems, LLC
DETROIT, June 18, 2010 — United American Healthcare Corporation (NASDAQ: UAHC) today announced it has acquired privately held Pulse Systems, LLC. Based in Concord, Calif., Pulse Systems, LLC provides contract manufacturing services to the medical device industry, with a focus on precision laser-cutting capabilities and the processing of thin-wall tubular metal components, sub-assemblies and implants, primarily in the cardiovascular market. For the fiscal year ended Dec. 31, 2009, Pulse Systems generated revenue of approximately $9.2 million.
In the transaction, UAHC purchased all of the common units of Pulse Systems for $3.4 million in cash and the issuance of a $1.75 million promissory note due Jan. 2, 2011. UAHC will also issue 1,608,040 shares of its common stock to the former Pulse Systems common unit holders, subject to the approval of its shareholders by Dec. 31, 2010.
UAHC also announced that UAHC has invested $750,000 in Pulse Systems to pay down Pulse Systems’ bank debt and, over the next 24 months, will invest another $3.99 million (including an initial payment made of $1.75 million) in Pulse Systems to redeem all of the Pulse Systems’ preferred units.
If the UAHC shareholders do not approve the share issuance contemplated by this transaction, then rather than issue UAHC common stock, UAHC will return to the sellers Pulse Systems’ common units constituting 26% of the common equity of Pulse Systems.
“After an extensive review of our strategic alternatives, we have embarked on an acquisition that meets each of our key investment criteria, including significant revenue contribution, positive EBITDA and long-term growth potential,” said William C. Brooks, President and CEO of United American Healthcare. “While our pursuit of a strategic alternative was not limited to any specific industry, our purchase of Pulse Systems marks a new chapter in UAHC’s longstanding commitment to the healthcare industry — one that we expect will provide new opportunities in the dynamic medical device sector.”
Brooks continued, “This acquisition is a milestone in the history of UAHC. One of the most exciting aspects of this combination is the significant long-term growth potential of our combined Company, as well as the new, deeper leadership team we will gain. The proven capabilities of the Pulse Systems team should prove very important as we work to grow revenues over the long term.”

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As part of the transaction, key members of Pulse Systems’ senior management team will remain with the Company to guide future operations. The team includes Herbert J. Bellucci, CEO of the Pulse Systems operation, who has more than 30 years experience in the medical device industry. “We are pleased to join forces with the UAHC team,” said Bellucci. “Our focus on quality, service and leading-edge technology combined with the institutional knowledge of the UAHC management team will allow us to achieve our long-term growth objectives, both organically and through potential future acquisitions.”
“After managing through the extraordinarily difficult business climate in 2008 and 2009, we are very pleased that our strategic review process has resulted in this promising initial transaction,” concluded Brooks. “We welcome our new team members and will rely on the knowledge and experience of our combined management team as we seek to build our Company into a leader in the precision laser-based contract manufacturing industry.”
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.
United American Healthcare Corporation Safe Harbor Statement
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.

Contacts:
Company	Investor Relations
Bill Dennis, CFO	Jeff Tryka, CFA
United American Healthcare Corporation	Lambert, Edwards & Associates
313-393-4571 / Investor_relations@uahc.com	616-233-0500 / jtryka@lambert-edwards.com
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